Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements  No. 333-192335 on Form S-3 and No. 333-184035 on Form S-8 of Susser Petroleum Partners LP of our report dated April 29, 2014 (October 21, 2014 as to Note 11) related to the financial statements of Aloha Petroleum, Ltd. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 appearing in this Current Report on Form 8-K/A of Susser Petroleum Partners LP dated October 21, 2014.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

October 21, 2014